Exhibit 99.1

MINE RECLAMATION, LLC

News Release

Contact:	Kay Hazen – 760.408.4352
Terry Cook – 909.483.8511

FOR IMMEDIATE RELEASE

MINE RECLAMATION FILES FOR BANKRUPTCY PROTECTION

PALM SPRINGS, CA (October 31, 2011) – Mine Reclamation, LLC (MRC), the developer of the long-delayed Eagle Mountain landfill project, filed for bankruptcy protection Sunday in federal bankruptcy court in Riverside County, CA in order to preserve and protect the company’s assets.

This step comes on the heels of the final and concluding lawsuit challenging the project’s land exchange which sends the project back in large part to the drawing board after a nearly twenty-five year permitting and legal battle. The Los Angeles County Sanitation District (the “District”) had the option of purchasing the landfill project in its “as is” condition or terminating its purchase and sale agreement with MRC, meanwhile MRC refused to further extend the purchase deadline beyond October 31, 2011. In response, the District threatened to sue MRC to compel MRC, at MRC’s sole expense and risk, to further proceed with the permitting of the landfill which would involve substantial additional financial resources and time, neither of which MRC has. MRC has already spent nearly $85 million to permit and defend the landfill project. Richard Stoddard, President of MRC stated: “The bankruptcy filing became necessary to protect the company. The Chapter 11 process provides the best path on which to position the Company for the future and to maximize value for its owners.”

(more)

BANKRUPTCY PROTECTION SOUGHT

2-2-2-2-2

“The sad truth is that our retirees are dying before the continued funding of their health benefits can be assured which would have resulted from a successful Eagle Mountain landfill project,” Ron Bitonti, Chairman of the Kaiser Voluntary Employee Benefit Association, stated. “When we started and supported this project twenty-five years ago we had over 8,000 retiree members. Now, due to the delays caused by the litigation initiated by a few environmental extremists and the delays caused by the courts, we are down to approximately 3,500 members. Our members’ health benefits are literally at risk because we have not been able to make this project happen and see its benefits realized.”

The Eagle Mountain Landfill project is located in the remote desert region of Riverside County, 60 miles east of Indio at the former Kaiser Iron Ore Mine. The project was first proposed in 1986. After a lengthy environmental review and permitting process, the project was eventually approved by Riverside County in 1997. MRC went on to receive all of the required permits but has remained mired for over a decade in a series of state and federal legal challenges related to a land exchange that was eventually overturned by the federal appellate court. In March 2011, the U.S. Supreme Court declined to review the U.S 9th Circuit’s ruling. The landfill project would create 1300 new jobs and generate over $300 million in new revenue for the county as well as provide $200 million in funding for the Coachella Valley Multiple Species Habitat Conservation Plan. However, at this juncture the final and conclusive legal ruling has essentially resulted in sending the project back to square one.

As a result of the District’s action, which forced MRC to seek protection from the U.S. Bankruptcy Court, the future of the site and its potential for job creation and funding for Riverside County and the future for Kaiser’s retired steel workers are all more uncertain than ever. MRC believes that the bankruptcy process will bring order, certainty and finality to this long standing problem.

Mine Reclamation disclaims any obligation, and does not undertake, to update or revise any forward-looking statements in this press release.

# # #